Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (Form S-8 No. 333-14036) pertaining to the Amended and Restated James Hardie Industries SE 2001 Equity Incentive Plan of our reports dated June 19, 2009 with respect to the consolidated financial statements of James Hardie Industries N.V. included in its Annual Report (Form 20-F) for the year ended March 31, 2009, and the effectiveness of internal control over financial reporting of James Hardie Industries N.V. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orange County, California
June 14, 2010